UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   June 16, 2014

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

CNS Response, Inc. is conducting a clinical study of its patented PEER technology led by Walter Reed National Military Medical Center (“WRNMMC”). In the Quarterly Report for the period ending March 31, 2014, filed with the Securities and Exchange Commission on May 15, 2014, it was disclosed that the publication of interim data, in accordance with the study protocol, was anticipated during the first half of calendar 2014, or shortly thereafter, subject to among other things, military sign-offs, peer reviews of the scientific paper and the publication schedule of the journal. The analysis of the interim study data has been undertaken and statistically significant results, which are consistent with prior clinical studies, have been achieved. The study’s Principal Investigator and co-authors have written a scientific paper summarizing these interim findings. This paper has been submitted for pre-publication peer review and responses to the peer-reviewer’s comments are being finalized. Subject to these responses, acceptance of the paper for publication is anticipated.

The draft scientific paper was submitted to the WRNMMC Institutional Review Board (the “IRB”) for their review on May 15, 2014. Subsequently, the IRB has suspended its approval for the enrollment of new subjects into the study until they have had an opportunity to perform and complete an examination of certain issues identified during a routine audit. The IRB has determined that treatment of subjects, currently enrolled in the study under the existing study protocol, may be continued. The study’s Principal Investigator is working closely with the IRB to address any and all questions to resolve outstanding issues.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
June 16, 2014		Paul Buck
Chief Financial Officer